UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12
ALIGN TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

Align Technology, Inc. (the “Company”) is providing this supplement (the “Supplement”) to its definitive proxy statement filed with the Securities and Exchange Commission and distributed to its stockholders on April 7, 2026 (the “Proxy Statement”) in connection with the Company’s 2026 Annual Meeting of Stockholders to be held on May 20, 2026 (the “Annual Meeting”). This Supplement is being filed solely to provide clarification with respect to the description of the voting standard for Company Proposal 4 – Ratification of Special Meeting Provision in our Bylaws (“Proposal 4”), specifically in the Q&A section of the Proxy Statement. The voting standard under the heading “Voting Information – What are we voting on and what vote is required to approve each item?” on page 118 of the Proxy Statement opposite Proposal 4 is revised to read as follows:

Majority of the Voting Power of the Shares Present in Person or Represented by Proxy at the Meeting and Entitled to Vote.

This description of the voting standard is consistent with the disclosure made on page 110 of the Proxy Statement under the heading “Company Proposal 4 – Ratification of Special Meeting Provision in our Bylaws”.

Important Information

This Supplement should be read in conjunction with the Proxy Statement. Except as described in the Supplement, the Supplement does not modify, amend, change, update, or otherwise affect the Proxy Statement. This Supplement does not change the proposals to be acted on at the Annual Meeting or the recommendation of the board of directors with respect to any proposals.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

Copies of the Proxy Statement, other proxy materials, and the Supplement are available at https://web.viewproxy.com/aligntech/2026.